Exhibit 99.1

NAVIGANT REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS

CHICAGO, October 25, 2016 – Navigant (NYSE: NCI) today announced financial results for the third quarter ended September 30, 2016.

Financial Summary and Highlights:

•	Third quarter 2016 revenues before reimbursements (RBR) increased 13%, with 10% organic growth, over third quarter 2015

•	Third quarter 2016 net income was $17.2 million, or $0.35 per share, compared to $14.2 million, or $0.29 per share, in third quarter 2015

•	Third quarter 2016 adjusted earnings per share (EPS) of $0.37, up 23% compared to third quarter 2015

•	Third quarter 2016 adjusted EBITDA of $39.8 million, up 26% over third quarter 2015

•	Raises 2016 revenue and earnings guidance

Navigant reported third quarter 2016 RBR of $237.1 million, a 13% increase (10% organic growth), compared to $209.6 million for third quarter 2015. Total revenues increased 14% to $261.4 million for third quarter 2016 compared to $230.3 million for third quarter 2015. Net income for third quarter 2016 was $17.2 million, or $0.35 per share, compared to $14.2 million, or $0.29 per share, in the prior year third quarter. Adjusted EPS was $0.37 for third quarter 2016, up 23% compared to third quarter 2015. Third quarter 2016 adjusted EBITDA was $39.8 million, a 26% increase, compared to $31.6 million for the same period in 2015. Adjusted EBITDA margin (adjusted EBITDA as a percent of RBR) for third quarter 2016 increased to 16.8% compared to 15.1% in third quarter 2015.

“Our third quarter results reflect continued strong performance delivering double-digit organic growth and improved profitability,” commented Julie Howard, Chairman and Chief Executive Officer. “I am truly pleased that the consistent execution of our strategy in combination with a robust demand environment is bearing fruit for our stakeholders. We currently are on track to meet or exceed our expectations for the full year 2016. Looking ahead, we hope to build on the momentum we have experienced to date in 2016 and enter 2017 on a strong note.”

Segment Financial Summary

	For the quarter ended September 30,
	2016	2015	Change
RBR ($000)
Healthcare	$91,046	$74,500	22.2%
Energy	28,436	26,733	6.4%
Financial Services Advisory and Compliance	40,265	28,302	42.3%
Disputes, Forensics & Legal Technology	77,368	80,099	-3.4%

Total Company	$237,115	$209,634	13.1%

Total Revenues ($000)
Healthcare	$100,033	$80,821	23.8%
Energy	32,076	31,542	1.7%
Financial Services Advisory and Compliance	46,391	31,069	49.3%
Disputes, Forensics & Legal Technology	82,909	86,826	-4.5%

Total Company	$261,409	$230,258	13.5%

Segment Operating Profit ($000)
Healthcare	$31,896	$24,091	32.4%
Energy	8,336	7,698	8.3%
Financial Services Advisory and Compliance	17,682	10,383	70.3%
Disputes, Forensics & Legal Technology	26,099	28,445	-8.2%

Total Company	$84,013	$70,617	19.0%

Segment Operating Margin (% of RBR)
Healthcare	35.0%	32.3%
Energy	29.3%	28.8%
Financial Services Advisory and Compliance	43.9%	36.7%
Disputes, Forensics & Legal Technology	33.7%	35.5%

Total Company	35.4%	33.7%

Third quarter 2016 RBR for the Healthcare segment increased 22% year-over-year, with more than half of that growth organic. The performance continued to be driven by strong demand for large, strategy-led transformation projects and revenue cycle consulting engagements. Segment operating profit for third quarter 2016 was up 32% compared to the same period in 2015.

Energy segment RBR increased 6% for the third quarter 2016 compared to the equivalent period in 2015, all of which represented organic growth. RBR growth for the quarter reflected contributions across the segment’s portfolio of solutions, in addition to ongoing penetration of key client accounts. Third quarter 2016 segment operating profit was also up 8% compared to the same period in 2015.

Financial Services Advisory and Compliance segment RBR for third quarter 2016 increased 42%, all on an organic basis, compared to the prior year third quarter. Growth was driven primarily by continued demand for financial crimes consulting expertise and an increase in compliance and controls engagements for major financial institutions, as compared to the prior year period which had experienced relatively lower utilization due to the wind-down of certain large engagements. RBR growth, better pricing and higher consultant utilization led to a robust 70% increase in third quarter 2016 segment operating profit year-over-year.

Disputes, Forensics & Legal Technology segment RBR was down 3% for third quarter 2016 compared the third quarter 2015. The decrease was attributable to currency fluctuations as well as a lower volume of engagements in financial services disputes and international arbitration, both which experienced particularly high demand in the prior-year period. This decline was partially offset by strong demand for our global expertise in large infrastructure claims and construction dispute matters. Segment operating profit was down 8% in third quarter 2016 compared to the respective period of 2015.

Cash Flow

Third quarter 2016 net cash provided by operating activities was $48.0 million, compared to $38.9 million for third quarter 2015, as a result of improved earnings. Free cash flow increased to $25.5 million for third quarter 2016 compared to $18.2 million for the same period in 2015, primarily driven by a decrease in capital investment spending. Days Sales Outstanding was 87 days as of September 30, 2016, up six days compared to September 30, 2015.

Bank debt was $161.2 million at September 30, 2016, compared to $146.8 million at September 30, 2015 and $189.8 million at June 30, 2016. Leverage (bank debt divided by trailing twelve month adjusted EBITDA) was 1.17 at September 30, 2016, compared to 1.22 at September 30, 2015 and 1.46 at June 30, 2016.

Navigant repurchased 309,233 shares of common stock during third quarter 2016 at an aggregate cost of $5.8 million and an average cost of $18.68 per share. As of September 30, 2016, approximately $69.3 million remained available under the Company’s share repurchase authorization.

2016 Outlook

Navigant raised its 2016 outlook. Full year 2016 RBR is now expected to range between $920.0 and $940.0 million, which is the upper half of the previously-issued guidance range. The range for 2016 total revenues was increased to $1.00 and $1.02 billion, up from $960 million to $1.01 billion. Adjusted EBITDA for full year 2016 is now expected to range between $137.5 and $145.0 million, which is the upper half of the previously-issued guidance range. Adjusted EPS for full year 2016 is estimated to be between $1.15 and $1.25, an increase of $0.10 from the previous guidance range.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP) are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

No reconciliation of Navigant’s 2016 adjusted EBITDA guidance and 2016 adjusted EPS guidance, both of which exclude the impact and tax-effected impact of severance expense and other operating costs (benefit), respectively, is included in the financial schedules attached to this press release. Navigant is not able to accurately forecast the excluded items at the level of precision that would be required to be included in the most directly comparable GAAP financial measure without unreasonable efforts.

Conference Call Details

Navigant will host a conference call to discuss the Company’s third quarter 2016 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Tuesday, October 25, 2016. The conference call may be accessed via the Navigant website (investors.navigant.com) or by dialing 888.455.9733 (630.395.0358 for international callers) and referencing pass code “NCI.” An archived version of the webcast will also be available via the Navigant website. A report of financial and related supplemental information is also available via the Navigant website.

About Navigant

Navigant Consulting, Inc. (NYSE: NCI) is a specialized, global professional services firm that helps clients take control of their future. Navigant’s professionals apply deep industry knowledge, substantive technical expertise, and an enterprising approach to help clients build, manage and/or protect their business interests. With a focus on industries and clients facing transformational change and significant regulatory or legal pressures, the Firm primarily serves clients in the healthcare, energy and financial services markets. Across a range of advisory, consulting, outsourcing, and technology/analytics services, Navigant’s practitioners bring sharp insight that pinpoints opportunities and delivers powerful results. More information about Navigant can be found at navigant.com.

Statements included in this press release which are not historical in nature are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “plan,” “outlook” and similar expressions. These statements are based upon management’s current expectations and speak only as of the date of this press release. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those contained in or implied by the forward-looking statements including, without limitation: the execution of the Company’s long-term growth objectives and margin improvement initiatives; risks inherent in international operations, including foreign currency fluctuations; ability to make acquisitions and divestitures; pace, timing and integration of acquisitions and separation of divestitures; operational risks associated with new or expanded service areas, including business process management services; impairments; changes in accounting standards; management of professional staff, including dependence on key personnel, recruiting, retention, attrition and the ability to successfully integrate new consultants into the Company’s practices; utilization rates; conflicts of interest; potential loss of clients or large engagements and the Company’s ability to attract new business; competition; accurate pricing of engagements, particularly fixed fee and multi-year engagements; clients’ financial condition and their ability to make payments to the Company; risks inherent with litigation; higher risk client assignments; professional liability; information security controls; potential legislative and regulatory changes; continued access to capital; and market and general economic and political conditions. Further information on these and other potential factors that could affect the Company’s financial results are included under the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and elsewhere in the Company’s filings with the Securities and Exchange Commission (SEC), which are available on the SEC’s website or at investors.navigant.com. The Company cannot guarantee any future results, levels of activity, performance or achievement and undertakes no obligation to update any of its forward-looking statements.

For additional information contact:

Aaron Miles

Navigant Investor Relations

312.583.5820

aaron.miles@navigant.com

Megan Maupin

Navigant Corporate Communications

312.583.5703

# # #

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data(1))

(Unaudited)

	For the quarter ended September 30,		For the nine months ended September 30,
	2016	2015	2016	2015
Revenues:
Revenues before reimbursements	$237,115	$209,634	$699,075	$621,813
Reimbursements	24,294	20,624	69,304	65,055

Total revenues	261,409	230,258	768,379	686,868
Cost of services:
Cost of services before reimbursable expenses	156,061	141,731	467,967	425,699
Reimbursable expenses	24,294	20,624	69,304	65,055

Total cost of services	180,355	162,355	537,271	490,754
General and administrative expenses	42,126	36,629	126,464	111,362
Depreciation expense	7,008	5,954	20,545	17,033
Amortization expense	2,905	2,084	8,717	6,650
Other operating costs (benefit):
Contingent acquisition liability adjustments, net	480	—	1,330	(12,625)
Office consolidation, net	—	—	174	2,740
Loss on disposition of assets	—	283	—	283
Other impairment	—	—	—	98

Operating income	28,535	22,953	73,878	70,573
Interest expense	1,310	1,018	3,999	3,988
Interest income	(35)	(77)	(110)	(178)
Other income, net	(350)	(328)	(1,134)	(480)

Income before income tax expense	27,610	22,340	71,123	67,243
Income tax expense	10,435	8,164	26,529	20,097

Net income	$17,175	$14,176	$44,594	$47,146

Basic per share data
Net income	$0.36	$0.30	$0.94	$0.98
Shares used in computing basic per share data	47,369	47,835	47,448	48,036

Diluted per share data
Net income	$0.35	$0.29	$0.91	$0.96
Shares used in computing diluted per share data	48,763	49,155	48,878	49,297

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AND SELECTED DATA

(In thousands, except DSO data)

	September 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,044	$8,895
Accounts receivable, net	272,254	216,660
Prepaid expenses and other current assets	27,989	29,729

Total current assets	307,287	255,284
Non-current assets:
Property and equipment, net	69,833	76,717
Intangible assets, net	30,502	38,160
Goodwill	624,454	623,204
Other assets	18,660	22,531

Total assets	$1,050,736	$1,015,896

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,460	$9,497
Accrued liabilities	11,583	10,719
Accrued compensation-related costs	91,616	91,577
Income tax payable	12,772	—
Other current liabilities	36,566	32,147

Total current liabilities	162,997	143,940
Non-current liabilities:
Deferred income tax liabilities	80,189	75,719
Other non-current liabilities	20,649	28,956
Bank debt non-current	161,208	173,743

Total non-current liabilities	262,046	278,418

Total liabilities	425,043	422,358

Stockholders’ equity:
Common stock	57	64
Additional paid-in capital	640,083	627,976
Treasury stock	(175,105)	(296,624)
Retained earnings	182,964	278,682
Accumulated other comprehensive loss	(22,306)	(16,560)

Total stockholders’ equity	625,693	593,538

Total liabilities and stockholders’ equity	$1,050,736	$1,015,896

Selected Data (unaudited)
Days sales outstanding, net (DSO)	87	76

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the quarter ended September 30,		For the nine months ended September 30,
	2016	2015	2016	2015
Cash flows from operating activities:
Net income	$17,175	$14,176	$44,594	$47,146
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	7,008	5,954	20,545	17,033
Amortization expense	2,905	2,084	8,717	6,650
Amortization expense - client-facing software	173	190	526	676
Share-based compensation expense	2,921	2,682	9,445	8,206
Accretion of interest expense	171	29	526	1,164
Deferred income taxes	(506)	2,024	625	6,710
Allowance for doubtful accounts receivable	2,459	100	7,006	1,692
Contingent acquisition liability adjustments, net	480	—	1,330	(12,625)
Other, net	—	283	33	520
Changes in assets and liabilities (net of acquisitions and dispositions):
Accounts receivable	(20,152)	1,060	(63,917)	(35,687)
Prepaid expenses and other assets	6,340	(5,356)	5,315	(7,717)
Accounts payable	(1,519)	(2,821)	959	(2,685)
Accrued liabilities	612	727	1,084	2,171
Accrued compensation-related costs	23,084	19,148	296	(3,748)
Income taxes payable	4,881	933	16,940	979
Other liabilities	1,944	(2,305)	1,607	3,618

Net cash provided by operating activities	47,976	38,908	55,631	34,103

Cash flows from investing activities:
Purchases of property and equipment	(3,425)	(7,963)	(13,464)	(31,160)
Acquisitions of businesses, net of cash acquired	(6,000)	—	(7,995)	(21,379)
Other acquisition payments	—	—	(5,500)	—
Payments of acquisition liabilities	(667)	(666)	(1,165)	(2,196)
Capitalized client-facing software	(332)	(265)	(459)	(611)

Net cash used in investing activities	(10,424)	(8,894)	(28,583)	(55,346)

Cash flows from financing activities:
Issuances of common stock	727	594	3,568	5,488
Repurchases of common stock	(5,778)	(6,126)	(18,801)	(18,207)
Payments of contingent acquisition liabilities	(779)	(592)	(828)	(592)
Repayments to banks	(99,481)	(91,930)	(308,726)	(230,633)
Borrowings from banks	71,608	68,371	298,847	268,014
Other, net	(72)	(52)	(2,802)	(1,299)

Net cash (used in) provided by financing activities	(33,775)	(29,735)	(28,742)	22,771

Effect of exchange rate changes on cash and cash equivalents	(43)	(116)	(157)	(159)

Net increase (decrease) in cash and cash equivalents	3,734	163	(1,851)	1,369
Cash and cash equivalents at beginning of the period	3,310	3,854	8,895	2,648

Cash and cash equivalents at end of the period	$7,044	$4,017	$7,044	$4,017

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data and percentages)

(Unaudited)

This press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Below are the reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP). This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. Management uses these non-GAAP financial measures in addition to GAAP financial measures to assess the Company’s operations and financial results and believes they are useful indicators of operating performance and the Company’s ability to generate cash flows from operations that are available for interest, debt service, taxes and capital expenditures. Investors should recognize that these non-GAAP financial measures may not be comparable to similarly-titled measures of other companies.

EBITDA, adjusted EBITDA, adjusted Net Income and adjusted Earnings Per Share (2)	For the quarter ended September 30,			For the nine months ended September 30,
	2016	2015		2016	2015
Severance expense	$879	$283		$2,876	$5,339
Income tax benefit (3)	(288)	(117)		(1,028)	(1,869)

Tax-effected impact of severance expense	$591	$166		$1,848	$3,470

Other operating costs (benefit) - contingent acquisition liability adjustment, net	$480	$—		$1,330	$(12,625)
Income tax benefit (3)(4)	(193)	—		(534)	(1,090)

Tax-effected impact of other operating costs (benefit) - contingent acquisition liability adjustment, net	$287	$—		$796	$(13,715)

Other operating costs - office consolidation, net	$—	$—		$174	$2,740
Income tax benefit (3)	—	—		(70)	(1,108)

Tax-effected impact of other operating costs - office consolidation, net	$—	$—		$104	$1,632

Other operating costs - loss on disposition of assets	$—	$283		$—	$283
Income tax benefit (3)(5)	—	—		—	—

Tax-effected impact of other operating costs - loss on disposition of assets	$—	$283		$—	$283

Other operating costs - other impairment	$—	$—		$—	$98
Income tax benefit (3)	—	—		—	(40)

Tax-effected impact of other operating costs - other impairment	$—	$—		$—	$58

EBITDA reconciliation:
Net Income	$17,175	$14,176		$44,594	$47,146
Interest expense	1,310	1,018		3,999	3,988
Interest income	(35)	(77)		(110)	(178)
Other income, net	(350)	(328)		(1,134)	(480)
Income tax expense	10,435	8,164		26,529	20,097
Depreciation expense	7,008	5,954		20,545	17,033
Accelerated depreciation - office consolidation (included in other operating costs - office consolidation, net)	—	—		33	139
Amortization expense	2,905	2,084		8,717	6,650

EBITDA	$38,448	$30,991		$103,173	$94,395
Severance expense	879	283		2,876	5,339
Other operating costs (benefit) - contingent acquisition liability adjustment, net	480	—		1,330	(12,625)
Other operating costs - office consolidation, net (excluding accelerated depreciation - office consolidation, above)	—	—		141	2,601
Other operating costs - loss on disposition of assets	—	283		—	283
Other operating costs - other impairment	—	—		—	98

Adjusted EBITDA	$39,807	$31,557		$107,520	$90,091

Net income	$17,175	$14,176		$44,594	$47,146
Tax-effected impact of severance expense	591	166		1,848	3,470
Tax-effected impact of other operating costs (benefit) - contingent acquisition liability adjustment, net	287	—		796	(13,715)
Tax-effected impact of other operating costs - office consolidation, net	—	—		104	1,632
Tax-effected impact of other operating costs - loss on disposition of assets	—	283		—	283
Tax-effected impact of other operating costs - other impairment	—	—		—	58

Adjusted net income	$18,053	$14,625		$47,342	$38,874

Shares used in computing adjusted per diluted share data	48,763	49,155		48,878	49,297
Adjusted earnings per share	$0.37	$0.30		$0.97	$0.79

Free Cash Flow (6)	For the quarter ended September 30,			For the nine months ended September 30,
	2016	2015		2016	2015
Net cash provided by operating activities	$47,976	$38,908		$55,631	$34,103
Changes in assets and liabilities	(15,190)	(11,386)		37,716	43,069
Allowance for doubtful accounts receivable	(2,459)	(100)		(7,006)	(1,692)
Purchases of property and equipment	(3,425)	(7,963)		(13,464)	(31,160)
Payments of acquisition liabilities	(667)	(666)		(1,165)	(2,196)
Payments of contingent acquisition liabilities	(779)	(592)		(828)	(592)

Free Cash Flow	$25,456	$18,201		$70,884	$41,532

Leverage Ratio (7)	At September 30,
	2016	2015
Adjusted EBITDA for prior twelve-month period	$138,371	$120,253
Bank debt	$161,208	$146,814
Leverage ratio	1.17	1.22

Organic Growth (8)	For the quarter ended September 30,			For the nine months ended September 30,
	2016	2015	Growth	2016	2015	Growth
Revenues before reimbursements	$237,115	$209,634	13.1%	$699,075	$621,813	12.4%
Pro forma acquisition adjustment	473	7,077		1,893	23,074
Currency impact	1,794	—		3,688	—

Organic RBR	$239,382	$216,711	10.5%	$704,656	$644,887	9.3%

Footnotes

(1)	Per share data may not sum due to rounding.
(2)	EBITDA is earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA excludes the impact of severance expense and other operating costs (benefit). Adjusted net income and adjusted earnings per share exclude net income and per share net income impact of severance expense and other operating costs (benefit). Severance expense and other operating costs (benefit) are not considered to be non-recurring, infrequent or unusual to our business. Management believes that these measures provide investors with enhanced comparability of the Company’s results of operations across periods.
(3)	Effective income tax expense (benefit) has been determined based on specific tax jurisdiction.
(4)	A portion of the deferred contingent acquisition liability adjustment for the nine months ended September 30, 2015 was non-taxable in nature.
(5)	The loss on dispositions recorded during the three and nine months ended September 30, 2015 is subject to capital loss treatment in Canada. The tax benefit associated with this capital loss is subject to a full valuation allowance.
(6)	Free cash flow is calculated as net cash provided from operations excluding changes in assets and liabilities and allowance for doubtful accounts receivable less cash payments for property and equipment and deferred acquisition related payments. Free cash flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayment. However, management believes that it provides investors with an indicator of cash flows available for on-going business operations and long term value creation.
(7)	Leverage ratio is calculated as bank debt at the end of the period divided by adjusted EBITDA for the prior twelve-month period. Management believes that leverage ratio provides investors with an indicator of the cash flows available to repay the Company’s debt obligations.
(8)	Organic growth represents revenues before reimbursements adjusted to include the impact of our acquisitions as if we owned them from the beginning of each comparable period and adjusted to exclude the impact of foreign currency exchange rate fluctuations. Management believes that organic growth reflects the growth of our existing business and is, therefore, useful in analyzing the Company’s financial condition and results of operations.